FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                       FILE NUMBER 333-61413


       TWENTIETH PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 24, 1998

                                8,370,248 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK


This Twentieth Prospectus Supplement (the "Nineteenth Prospectus Supplement") supplements the Prospectus dated August 24, 1998 (the "Prospectus"), the
Prospectus Supplement dated September 15, 1998 (the "First Prospectus Supplement"), the Second Prospectus Supplement dated October 28, 1998 (the "Second Prospectus Supplement"), the Third Prospectus Supplement dated November 12, 1998 (the "Third Prospectus Supplement"), the Fourth Prospectus Supplement dated November 18, 1998 (the "Fourth Prospectus Supplement"), the Fifth
Prospectus Supplement dated November 19, 1998 (the "Fifth Prospectus Supplement"), the Sixth Prospectus Supplement dated December 1, 1998 (the "Sixth Prospectus Supplement"), the Seventh Prospectus Supplement dated December 2, 1998 (the "Seventh Prospectus Supplement"), the Eighth Prospectus Supplement dated December 4, 1998 (the "Eighth Prospectus Supplement"), the Ninth Supplement dated December 21, 1998 (the "Ninth Prospectus Supplement"), the Tenth Prospectus Supplement dated December 28, 1998 (the "Tenth Prospectus Supplement"), the Eleventh Prospectus Supplement dated January 14, 1999 (the "Eleventh Prospectus"), the Twelfth Prospectus Supplement dated February 12, 1999 (the "Twelfth Prospectus Supplement"), the Thirteenth Prospectus Supplement dated March 2, 1999 (the "Thirteenth Prospectus Supplement"), the Fourteenth Prospectus Supplement dated March 25, 1999 (the "Fourteenth Prospectus Supplement"), the Fifteenth Prospectus Supplement dated April 27, 1999 (the "Fifteenth Prospectus"), the Sixteenth Prospectus Supplement dated June 16, 1999 (the "Sixteenth Prospectus Supplement"), the Seventeenth Prospectus Supplement dated July 6, 1999 (the "Seventeenth Prospectus Supplement"), the Eighteenth Prospectus Supplement dated July 8, 1999 (the "Eighteenth Prospectus Supplement") and the Nineteenth Prospectus Supplement dated July 19, 1999 (the "Nineteenth Prospectus Supplement") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 8,370,248 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of WhoWhere? Inc., a California corporation, by and through a merger of a wholly-owned subsidiary of Lycos, What Acquisition Corp., with and into WhoWhere? Inc. (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the Thirteenth Prospectus Supplement, the Fourteenth Prospectus Supplement, the Fifteenth Prospectus
Supplement, the Sixteenth Prospectus Supplement, the Seventeenth Prospectus Supplement, the Eighteenth Prospectus Supplement and the Nineteenth Prospectus are hereby supplemented to reflect distribution made by FW Whowhere Investors, L.P. to (i) Capital Partnership in the amount of 12,557 shares; (ii) David G. Brown in the amount of 2,854 shares; (iii) Group 31, Inc. in the amount of 713 shares; (iv) J. Taylor Crandall in the amount of 2,140 shares; (v) Mark A. Wolfson in the amount of 2,854 shares; and (vi) Robert M. Bass in the amount of 50,226 shares after the date of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the Thirteenth Prospectus Supplement, the Fourteenth Prospectus Supplement, the Fifteenth
Prospectus  Supplement,  the Sixteenth  Prospectus  Supplement,  the Seventeenth
Prospectus  Supplement,  the Eighteenth Prospectus Supplement and the Nineteenth
Prospectus Supplement. This Twentieth Prospectus Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the Thirteenth Prospectus Supplement, the Fourteenth Prospectus Supplement, the Fifteenth Prospectus
Supplement, the Sixteenth Prospectus Supplement, the Seventeenth Prospectus Supplement, the Eighteenth Prospectus Supplement and the Nineteenth Prospectus, and is qualified by reference to the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the
Thirteenth  Prospectus  Supplement,  the Fourteenth Prospectus  Supplement,  the
Fifteenth Prospectus Supplement, the Sixteenth Prospectus Supplement, the Seventeenth Prospectus Supplement, the Eighteenth Prospectus Supplement and the Nineteenth Prospectus Supplement, except to the extent that the information herein contained supersedes the information contained in the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth
Prospectus,  the Thirteenth  Prospectus  Supplement,  the Fourteenth  Prospectus
Supplement, the Fifteenth Prospectus Supplement, the Sixteenth Prospectus Supplement, the Seventeenth Prospectus Supplement, the Eighteenth Prospectus
Supplement and the Nineteenth Prospectus Supplement. Capitalized terms used in this Twentieth Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

       THE DATE OF THIS TWENTIETH PROSPECTUS SUPPLEMENT IS AUGUST 26, 1999

                              SELLING STOCKHOLDERS

         On August 25, 1999, of the Shares beneficially owned by FW Whowhere Investors, L.P. reflected in the Prospectus and the supplements thereto, (i) 12,557 of which were distributed to Capital Partnership; (ii) 2,854 of which were distributed to David G. Brown; (iii) 713 of which were distributed to Group 31, Inc.; (iv) 2,140 of which were distributed to J. Taylor Crandall; (v) 2,854 of which were distributed to Mark A. Wolfson; and (vi) 50,226 of which were distributed to Robert M. Bass. The table of Selling Stockholders in the Prospectus and the supplements thereto are hereby amended to reflect such distributions and supplemented to specifically include Shares received in such distributions.